Exhibit 99.4

KAMALA D. HARRIS

Attorney General of California

KATHLEEN E. FOOTE

Senior Assistant Attorney General

455 Golden Gate Avenue, Suite 11000

San Francisco, CA 94102-7004

CHERYL L. JOHNSON

Deputy Attorney General

State Bar No. 66321

300 S. Spring Street, Suite 1700

Los Angeles, CA 90013

Telephone: (213) 897-2688

Fax: (213) 897-2801

E-mail: Cheryl.Johnson@doj.ca.gov

Attorneys for Plaintiff

The People of the State of California

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SAN FRANCISCO

THE PEOPLE OF THE STATE OF CALIFORNIA,	Case No.

Plaintiff,	JOINT MOTION FOR ENTRY OF JUDGMENT

v.

MEDCO HEALTH SOLUTIONS, INC.

Defendant.

Plaintiff, the People of the State of California (“the State”), by and through Kamala D. Harris, Attorney General of the State of California, and Defendant Medco Health Solutions, Inc. (“Medco”), a Delaware corporation, through its attorneys, Williams & Connolly LLP, jointly move this Court for entry of a final judgment against Medco in the form attached hereto and entitled “Stipulated Final Judgment.”

Jt. Mot. for Entry of Judgment

STATEMENT OF POINTS AND AUTHORITIES

This civil enforcement action is brought by the Plaintiff under Business and Professions Code Sections 17200 et seq. (the Unfair Competition Law) and Sections 16700 et seq. (the Cartwright Act) against defendant Medco. Medco and its subsidiaries constitute a pharmacy benefit manager (“PBM”), an entity that contracts with health plans, employers, labor unions, and other similar entities to administer the prescription drug component of health insurance plans. In 2005, the California Public Employees’ Retirement System (“CalPERS”) issued a request for proposal for the provision of pharmacy benefit management services to its members (the “2005 RFP”). Numerous PBMs, including Medco, responded to the 2005 RFP. Pursuant to the RFP process, Medco was awarded the CalPERS PBM contract, which was subsequently extended for several years.

The Plaintiff in its law enforcement capacity has been investigating the procurement of the PBM contract with CalPERS and Medco’s relationship with Alfred Robles Villalobos. Having conducted a broad ranging investigation of this matter, the parties, being desirous of avoiding further dedication of resources to this investigation, have agreed to conclude the investigation on terms reflected in the Settlement Agreement and Release attached hereto as Exhibit A. Those terms include the filing of the complaint in this action and the entry of judgment which is sought herein.

For the above reasons, the parties ask the Court pursuant to California Code of Civil Procedure Section 664.6 to enter the Stipulated Final Judgment as attached as Exhibit B. The Court is also requested to retain jurisdiction over the parties to enforce the settlement until performance in full of the terms of the settlement.

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Jt. Mot. for Entry of Judgment

Dated: March 23, 2012	Respectfully Submitted,

KAMALA D. HARRIS Attorney General of California

/s/ Kathleen E. Foote
KATHLEEN E. FOOTE Senior Assistant Attorney General 455 Golden Gate Avenue, Suite 11000 San Francisco, CA 94102-7004

CHERYL L. JOHNSON Deputy Attorney General 300 S. Spring Street, Suite 1700 Los Angeles, CA 90013 Telephone: (213) 897-2688 Fax: (213) 897-2801 E-mail: Cheryl.Johnson@doj.ca.gov

Attorneys for Plaintiff

MEDCO HEALTH SOLUTIONS, INC.

	By:	/s/ Enu Mainigi
Enu Mainigi Deneen C. Howell (Cal. Bar. No. 194494) Williams & Connolly LLP 725 12th Street, NW Washington, DC 20005 (202) 434-5420 (tel) (202) 434-5029 (fax) dhowell@wc.com

Jt. Mot. for Entry of Judgment

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